SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate box:

[x] Preliminary Information Statement      [ ] Confidential, for use of the
[ ] Definitive Information Statement            Commission only

                             GREENSHIFT CORPORATION
                             ----------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:

  ..................................................................

2)   Aggregate number of securities to which transaction applies:

  ..................................................................

3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

  ..................................................................

4)   Proposed maximum aggregate value of transaction:

  ...................................................................

5)   Total fee paid:

  ...................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
  ......................................
2) Form, Schedule or Registration Statement No.:
  ......................................
3) Filing Party:
  ......................................
4) Date Filed:
  ......................................

                             GREENSHIFT CORPORATION
                           ONE PENN PLAZA, SUITE 1612
                               NEW YORK, NY 10119



                              INFORMATION STATEMENT



To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of GreenShift Corporation (the "Company") has given its written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as
(1) to change the name of the company to "Carbonics Capital Corporation", (2) to effect a reverse split of the Company's common stock in a ratio of 1-for-20, and
(3) to increase the Company's authorized common stock to 500,000,000 shares. We anticipate that this Information Statement will be mailed on January 11, 2008 to shareholders of record. On or after January 31, 2008, the amendment of the articles of incorporation will be filed with the Delaware Secretary of State and will become effective.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company's certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.







January 11, 2008                            Kevin Kreisler
                                            Chairman and Chief Executive Officer

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on December 28, 2007 (the "Record Date"). On the Record Date, the authorized voting stock consisted of:

     (1) 200,000,000 shares of common stock, par value $0.001, each of which is entitled to one vote. On the Record Date, there were 200,000,000 shares of common stock issued, outstanding and entitled to vote.

     (2) 1,000,000 shares of Series C Preferred Stock, par value $0.001. On the Record Date, there were 973,054 shares of Series C preferred stock issued, outstanding and entitled to vote. As a result the voting power of the outstanding shares of Series C preferred stock is equal to that of 1,459,429,905 common shares.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of either class of the Company's voting stock, as well as the ownership of such shares by each member of the Company's Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address                      Amount and Nature of                   Percent of Class                 Percent of
of Beneficial Owner(1)                Beneficial Ownership            Common        Preferred               Voting Power
---------------------                 --------------------            -----------------------               ------------
Kevin Kreisler (2)              973,054 Series C Preferred                --             100%                     77.84%

Kurt Gordon                                        --                     --               --                        --%

David Winsness                                     --                     --               --                        --%

Current officers and directors  973,054 Series C Preferred                --             100%                     77.84%
as a group (4 persons)
----------------------------

     (1) The address of all shareholders, unless otherwise noted, is c/o GreenShift Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.
     (2) Represents shares owned by Viridis Capital, LLC, which company is majority owned by Mr. Kreisler, the Company's chairman and chief executive officer.

                   AMENDMENT OF THE ARTICLES OF INCORPORATION
                      TO CHANGE THE NAME OF THE CORPORATION

Until  December  2007  GreenShift   Corporation  owned  a  group  of  affiliated
corporations. The name of each corporation was in the form "GS (name)." Recently, however, GreenShift divested itself of the GS group of corporations, and management intends to pursue new business activities. For that reason, the Board of Directors of GreenShift Corporation has adopted a resolution to change the name of the corporation from GreenShift Corporation to "Carbonics Capital Corporation." The holder of shares representing a majority of the voting power of the Company's outstanding voting stock has given his written consent to the resolution. Under Delaware corporation law, the consent of the holders of a majority of the voting power is effective as shareholders' approval. We will file an Amendment with the Secretary of State of Delaware effective the name change, which will become effective on or after January 31, 2008 (the "Effective Date").


                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
               TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK
       AND TO INCREASE THE AUTHORIZED COMMON STOCK TO 500 MILLION SHARES

The Board of Directors of the Company has unanimously adopted a resolution to amend the Certificate of Incorporation to effect a reverse split of the Company's outstanding common stock at a ratio of 1:20 (the "Reverse Split") and to increase the authorized common stock to 500 million shares (identified, together with the Reverse Split, as the "Recapitalization"). The holder of shares representing a majority of the voting power of the Company's outstanding voting stock has given its written consent to the resolution. Under Delaware corporation law, the consent of the holder of a majority of the voting power is effective as shareholders' approval. We will file an Amendment with the

Secretary of State of Delaware effecting the Recapitalization, which will become effective on or after January 31, 2008 (the "Effective Date").

The Amendment to the Certificate of Incorporation will provide that each twenty shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock ("New Common Stock"). No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will be issued one whole share of New Common Stock in lieu of the fraction.

Reasons for Approving the Recapitalization

There are three primary reasons why the Board of Directors approved the Recapitalization. The first reason is the exhaustion of our authorized stock. Our articles of incorporation authorize the Board of Directors to issue 200,000,000 common shares. At present, 200,000,000 common shares have been issued and remain outstanding. There are no authorized but unissued shares of common stock available for the various purposes for which the Board of Directors might wish to use such shares, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if the Company is to take advantage of new business opportunities.

The second reason for the Recapitalization is to make shares of authorized common stock available for issuance upon the conversion or exercise of derivative securities that are currently outstanding. Viridis Capital, LLC (which is owned by Kevin Kreisler, our Chairman) currently holds 973,054 shares of Series C Preferred Stock that are convertible into Company common stock equal to 77.84% of the fully diluted capital stock of the Company. One effect of the Recapitalization will be to make available authorized shares for issuance upon conversion of the preferred shares.

In addition, there are outstanding debentures issued by GreenShift that are convertible, at the instance of the debt-holders, into GreenShift common stock. There are also warrants and options issued by GreenShift that are exercisable for common stock. The following table shows the derivative securities currently outstanding that may result in the issuance of more than 1,000,000 common shares:

                                                                                    Principal                Shares
Derivative Security                                          Issue Date                Amount              Issuable
--------------------------------------------         ------------------    ------------------    ------------------
   Secured Convertible Debenture (1)                            10/2005       $       395,267            16,891,752
   Secured Convertible Debenture (1)                           2/7/2006       $     1,150,369            49,161,068
   Secured Convertible Debenture (1)                             6/2007       $       570,000            24,358,974
   Warrants (2)                                                  2/2006       $            --            45,000,000

     (1) The principal amount and accrued interest on these Secured Convertible Debentures are convertible by the holder into common stock at a conversion rate equal to the lesser of $0.10 per share or 80% of the average of the closing market prices for the common stock during the five days preceding conversion. At $0.023 (80% of the average of the closing market prices for the common stock for the 5 days prior to December 19, 2007), the Secured Convertible Debentures could be converted into 90,411,795 common shares.

     (2) There are three five-year Warrants that were issued in connection with the sale of the Secured Convertible Debentures on February 7, 2006. One permits the purchase of 15,000,000 shares at $0.15 per share. One permits the purchase of 15,000,000 shares at $0.20 per share. One permits the purchase of 15,000,000 shares at $0.25 per share. The Warrants expire on February 7, 2011.

All of the foregoing derivative securities are currently exercisable, and the notes and debentures will remain exercisable until satisfied. In the event that any of the foregoing derivative securities were converted or exercised, GreenShift would not be able to issue the requisite common stock, and would be in default, unless the number of available common shares is increased.
Conversion of those debentures would improve GreenShift's balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in GreenShift. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional authorized shares that will be available for issuance after the Recapitalization, other than shares needed for issuance upon conversion of the derivative securities discussed above.

The third reason, specifically for the Reverse Split, relates to the current low market price of our common stock. The Company may require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve the Company's prospects for obtaining financing. It is hoped that the Reverse Split will increase the per share market price of the common stock. There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Company common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price.

The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, the Company is not likely to obtain additional financing on favorable terms. Accordingly, the Board believes that the proposed Reverse Split is essential to the Company's growth.

General Effect of the Increase in Authorized Common
Stock and the Reverse Stock Split on Our Capital Stock

The New Common Stock will not be different from the common stock held by the Company's stockholders prior to the Reverse Split. The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except to the extent the proportion of shares that they own is affected by the rounding up of fractional shares. The table below shows the cumulative effect on the Company's voting stock of the "Recapitalization" that will occur on the Effective Date, namely: (a) the increase in authorized common stock and (b) the reverse split of the outstanding common stock. The column labeled "After Recapitalization" does not reflect any adjustments that may result from the rounding-up of fractional shares because we cannot calculate at this time the number of fractional shares that will result from the Reverse Split.

                                                                               Prior to                      After
Shares of Common Stock                                                  Recapitalization           Recapitalization
------------------------------------------------------------------     -----------------         ------------------
   Authorized common stock                                                   200,000,000                500,000,000
   Authorized preferred stock                                                  1,000,000                  1,000,000

   Issued and outstanding common stock                                       200,000,000                 10,000,000
   Issued and outstanding preferred stock                                        973,054                    973,054

   Issuable upon conversion of Series C Preferred Stock                   1,459,429,905                  72,971,496
   Outstanding if all preferred stock is converted                         1,874,909,950                 82,971,496
   Available for issuance if all preferred stock is converted                         --                417,028,504

As a result of the Recapitalization, there will be 417,028,504 shares available for issuance after the conversion of the preferred shares. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company's shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that the Company obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company's common stock.

The Recapitalization, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Exchange of Stock Certificate and Liquidation of Fractional Shares

On the Effective Date, the outstanding certificates representing shares of the Company's common stock will be automatically converted into certificates representing shares of New Common Stock. It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock. Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split and paying the Transfer Agent's standard fee. In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock. The name and address of the Transfer Agent are:

                        Olde Monmouth Stock Transfer Co.
                              200 Memorial Parkway
                          Atlantic Highlands, NJ 07716
                                  732-872-2727

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters' rights with respect to any of the transactions described in this Information Statement.

                                    * * * * *
















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